Exhibit 5.1

BGA Law (Cayman) Limited

c/o 3-212 Governors Square

23 Lime Tree Bay Avenue

P.O. Box 30746

Seven Mile Beach

Grand Cayman KY1-1203

Cayman Islands

www.bga.law

4 March 2026

Our Ref: MDL25.331-4

MDJM LTD

4th Floor, Harbour Place, 103 South Church Street

P.O. Box 10240, Grand Cayman, KY1-1002

Cayman Islands

Dear Sir or Madam,

MDJM LTD (the Company)

We have acted as counsel as to Cayman Islands law to the Company in connection with the Company’s Registration Statement (as defined in Schedule 1), filed with the U.S. Securities and Exchange Commission (the Commission) pursuant to the United States Securities Act of 1933 (as amended) (the Securities Act), relating to the registration by the Company an indeterminate number of securities for offering, issuance and sale, from time to time and in one or more offerings, at indeterminate prices, which shall have an aggregate offering price of up to US$70,000,000 of any combination, together or separately, of:

(a)	class A ordinary shares of the Company with a par value US$0.875 each (the Class A Ordinary Shares);

(b)	certain preferred shares of the Company (the Preferred Shares);

(c)	debt securities of the Company (the Debt Securities) to be issued under indentures that may be entered into between the Company and the trustee for such Debt Securities thereunder (the Indentures);

(d)	warrants to subscribe for shares of the Company (the Warrants) to be issued under warrant agreements that may be entered into between the Company and the warrant agent for such Warrants thereunder (the Warrant Agreements);

(e)	rights to purchase shares in the Company (the Rights) to be issued under rights agent agreements that may be entered into among the Company and the rights agent for such Rights thereunder (the Rights Agreements); and

(f)	units each consisting of a combination of Class A Ordinary Shares, Preferred Shares, Debt Securities, Warrants, or Rights (the Units) to be issued under unit agreements that may be entered into between the Company and the unit agent for such Units thereunder (the Units Agreements).

We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

We based our opinion on the Companies Act (as amended) of the Cayman Islands (the Companies Act) currently in force. For the purposes of this opinion, we have examined the documents listed in Schedule 1.

We have relied on the assumptions set out in Schedule 2, which we have not independently verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, we give the following opinions under the laws of the Cayman Islands:

1.	The Company is an exempted company duly incorporated with limited liability, validly existing, and in good standing under the laws of the Cayman Islands.

2.	Based on our review of the Listing M&A and the Company Records (each as defined in Schedule 1)：

(a)	as of 19 February 2026, the authorised share capital of the Company was US$250,000,000.00 divided into 10,000,000,000 shares of par value US$0.025 each, consisting of (a) 9,999,592,000 Class A Ordinary Shares of par value US$0.025 each and (b) 408,000 Class B Ordinary Shares of par value US$0.025 each; and

(b)	as of the date of these opinions, following the taking effect of the consolidation of share capital as approved in the Board Resolutions, the authorised share capital of the Company is US$250,000,000.00 divided into 285,714,286 shares of par value US$0.875 each, consisting of (a) 285,702,628 Class A Ordinary Shares of par value US$0.875 each and (b) 11,657 Class B Ordinary Shares of par value US$0.875 each.

3.	With respect to the Class A Ordinary Shares and Preferred Shares, when (a) the board of directors of the Company (the Board) has taken all necessary corporate actions to approve the issuance thereof, (b) the issuance of such Class A Ordinary Shares and Preferred Shares and the names of the subscribers have been recorded in the Company’s register of members, and (c) the subscription price of such Class A Ordinary Shares and Preferred Shares has been duly paid in cash or other consideration as approved by the Board, such Class A Ordinary Shares and Preferred Shares will be duly authorised, validly issued, fully paid and non-assessable.

4.	The issuance of the Debt Securities, the Warrants, the Rights and/or the Units, and payment of the consideration therefor has been duly authorised by the Board, and the Class A Ordinary Shares issuable thereunder, when issued and paid for in accordance with the Listing M&A and the terms of the Indentures, Warrant Agreements, Rights Agreements, and Units Agreements and the names of the subscribers being entered, in respect of such shares, into the Register of Members, will be duly authorised, validly issued, fully paid and non-assessable.

5.	The statements under the captions “Taxation” and “Enforceability of Civil Liabilities” in the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities”, “Legal Matters”, and elsewhere in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ BGA Law (Cayman) Limited

BGA Law (Cayman) Limited

Schedule 1

Documents Examined

1.	A copy of the certificate of incorporation of the Company dated 26 January 2018.

2.	A copy of the certificate of incorporation on change of name dated 16 May 2018.

3.	A copy of the second amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 22 September 2025 (the Listing M&A).

4.	A copy of the register of directors provided by the Company to us on 27 November 2025.

5.	A copy of the register of members provided by the Company to us on 9 February 2026.

6.	A copy of the written resolutions of the board of directors of the Company dated 4 March 2026 approving the Registration Statement.

7.	Copies of the following resolutions of the members of the Company:

(a)	Minutes of the Extraordinary General Meeting of the Shareholders dated 28 April 2025, at which the members of the Company approved consolidation of the share capital of the Company;

(b)	Minutes of the Annual General Meeting of the Shareholders dated 27 August 2025, at which the members of the Company approved, amongst others, (i) re-designation of the share capital of the Company into dual classes of shares, and (ii) adoption of the A&R M&A;

(c)	Minutes of the Extraordinary General Meeting of the Shareholders dated 20 October 2025, at which the members of the Company approved increase of the authorised share capital of the Company; and

(d)	Minutes of the Extraordinary General Meeting of the Shareholders dated 22 January 2026, at which the members of the Company granted a specific mandate to the directors of the Company for the consolidation of share capital of the Company.

8.	A copy of the written resolutions of the board of directors of the Company dated 19 February 2026 approving the consolidation of share capital of the Company (the Board Resolutions, together with the items set out in paragraphs 1 to 7 above, the Company Records).

9.	The Company’s registration statement on Form F-3 and the accompanying prospectus filed by the Company with the Commission, including all amendments and supplements thereto (the Registration Statement).

Schedule 2

Assumptions

1.	All original documents examined in connection with this opinion are authentic. All signatures, initials and seals are genuine and are those of the persons authorised or granted power to sign and/or execute such documents. Copies of documents, conformed copies or drafts of documents provided to us are true, correct, and complete copies of, or in the final forms of, the originals, and the final drafts or executed copies conform in every material respect to the latest drafts of the same produced to us.

2.	The Listing M&A reviewed by us is the memorandum and articles of association currently in force at the date hereof.

3.	The Company Records are complete and accurate in all respects and all matters required by law and the Listing M&A to be recorded therein are so recorded.

4.	Neither the directors nor the shareholders of the Company have taken any steps to have the Company de-registered, struck off or placed in liquidation. No steps have been taken to wind up the Company and no receiver has been appointed over the Company’s property or assets. No event of a type which is specified in the memorandum and articles of association of the Company as giving rise to the winding up of the Company (if any) has in fact occurred.

5.	There are no other resolutions, agreements, documents or arrangements otherwise than what we have examined as listed in Schedule 1 that would affect, amend or vary the transactions envisaged by the Registration Statement or affect our opinion in any way.

6.	Upon the issuance of the Class A Ordinary Shares, the Company will receive consideration for the full issue price no less than the par value thereof.

Schedule 3

Qualifications

1.	To maintain the Company in good standing with the Registrar under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar within the timeframe prescribed by the Companies Act.

2.	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorizes to be inserted therein. A third-party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

3.	In this opinion the phrase “non-assessable“ means, with respect to the issuance of shares that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contribution to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance, in which a court may be prepared to pierce or lift the corporate veil).

4.	A restrictions notice may be issued by the corporate services provider of the Company in the event of the Company’s failure to disclose beneficial ownership information as required by the Companies Act. Upon issuance of such notice, in respect of the interests affected and amongst others, any transfer or agreement to transfer such interest may be void and the rights attached thereto may not be exercisable.

5.	We express no opinion as to the meaning, validity or effect of any references to foreign statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

6.	We have not made any enquiry and express no opinion as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (as amended) of the Cayman Islands.